UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2006

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland	20706-4417
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On June 23, 2006, Integral Systems, Inc. (the “Company”) entered into a Stock Repurchase Agreement (the “Repurchase Agreement”) with Lumistar, LLC, a California limited liability company (“Lumistar”), pursuant to which the Company repurchased from Lumistar 224,931 shares of Common Stock of the Company, par value $.01 per share, owned by Lumistar (the “Shares”) for an aggregate cash amount of $6,412,782.81 (the “Purchase Price”). The Purchase Price was based on a per share price of $28.51, which was calculated as the thirty-day average closing price of the Shares for the 30 trading days preceding June 9, 2006, the date on which the Company’s Board of Directors approved the repurchase of the Shares. The Repurchase Agreement contains certain customary representations, warranties and indemnification obligations of the parties.

The Shares were originally issued to Lumistar by the Company in connection with that certain Asset Purchase Agreement dated October 3, 2005 among the Company, Real Time Logic, Inc. (“RT Logic”), Lumistar and certain members of Lumistar, pursuant to which substantially all of Lumistar’s assets were acquired by Lumistar, Inc., a wholly-owned subsidiary of RT Logic, a wholly-owned subsidiary of the Company. In connection with the acquisition of the Lumistar assets, the Company agreed to prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 covering the resale from time to time of all of the Shares pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Registration Statement”). The Registration Statement was initially filed with the Commission on November 18, 2005 and was amended on March 9, 2006 and further amended on April 14, 2006. The Company is requesting the withdrawal of the Registration Statement, and all of the amendments thereto, given that it has repurchased the Shares pursuant to the Repurchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

By:	/s/ Peter J. Gaffney
Peter J. Gaffney
Chief Executive Officer

Date: June 29, 2006